EXHIBIT 99.1

MiNK Therapeutics Reports Corporate Update and Third Quarter 2022 Financial Results

-  Five presentations on clinical data and novel pipeline candidates at the Society of Cancer Immunotherapy (SITC) Meeting
-  R&D Day on November 10, 2022, from 4:00-6:00pm ET in Boston and via webcast

NEW YORK, Nov. 03, 2022 (GLOBE NEWSWIRE) -- MiNK Therapeutics, Inc., a clinical-stage biopharmaceutical company pioneering the discovery, development, and commercialization of allogeneic, off-the-shelf, invariant natural killer T (iNKT) cell therapies to treat cancer and other immune-mediated diseases, today reported financial results for the third quarter 2022 and provided a corporate update.

“Our team has continued to excel as we focus on advancing both our clinical stage programs and next-generation pipeline, while scaling up our internal cGMP manufacturing capabilities,” said Jennifer Buell, President and CEO, of MiNK. “This progress is exemplified in the five upcoming presentations at this year’s SITC conference and our upcoming R&D Day.”

Business Progress and Upcoming Milestones:

Five abstracts accepted for presentation at Society of Cancer Immunotherapy 37th Annual Meeting, November 8th to 12th:

  Clinical data from agenT-797 (allo-iNKTs) alone or in combination with anti-PD-1 in advanced solid tumor cancers, severe viral ARDS, and relapsed/refractory multiple myeloma.
  Data on our new therapeutic candidates, MiNK-215, a novel FAP-CAR-iNKT, and MiNK-413, a differentiated allogeneic armored-BCMA-CAR-iNKT.
  First reports of novel mechanisms of agenT-797, improving effector functions within the tumor microenvironment.

MiNK to host R&D Day on November 10th, 2022, from 4:00 – 6:00pm ET:

  Leaders in cancer and immunology will discuss new clinical data, novel iNKT mechanisms of action, R&D strategy, and internal scalable cell manufacturing.
  Featured speakers include members of management and:
    Manuel Hidalgo, M.D, Ph.D., Chief of the Division of Hematology and Medical Oncology at Weill Cornell Department of Medicine.
    Terese Hammond, M.D., Program Medical Director, Providence Saint John’s Health Center; Director, SCoRE (Sound Center of Research Excellence).
    Lydia Lynch, Ph.D., Leader of the Harvard Lynch Lab and Associate Professor of Medicine, Brigham and Women's Hospital, Harvard Medical School.
    David Einstein, M.D., Genitourinary Oncologist, Beth Israel Deaconess Medical Center; Assistant Professor, Harvard Medical School.
    Mark Exley, Ph.D., Expert in iNKT biology and Scientific Advisor to MiNK and CSO of Imvax.
  The event will be live webcasted and institutional investors and analysts are invited to attend in person. Individuals interested in attending the event in-person should contact MiNK Therapeutics Investor Relations at investor@minktherapeutics.com. To register for the webcast, please click here.

Fourth Quarter and Full Year 2021 Financial Results

We ended the third quarter 2022 with a cash balance of $24.2 million as compared to $38.9 million at December 31, 2021. Cash used in operations for the nine-months and third quarter ended September 30, 2022, was $14.4 million, and $5.6 million respectively, compared to $11.1 million and $3.5 million for the same periods in 2021. The increased funding was related to the internalization of our cGMP manufacturing of agent-797 for clinical trial supply.

Net loss for the quarter ended September 30, 2022, was $6.3 million or $0.19 per share, compared to a net loss for the same period of 2021 of $14.3 million or $0.59 per share. Net loss for the nine months ended September 30, 2022, was $20.2 million, or $0.60 per share compared to $24.4 million and $1.01 per share for the nine months ended September 30, 2021.

Summary Consolidated Financial Information

Condensed Consolidated Balance Sheet Data
(in thousands)
(unaudited)

	September 30, 2022	December 31, 2021

Cash and cash equivalents	$24,159	$38,889
Total assets	25,262	40,242
Total stockholders' equity	6,756	23,776

Other Financial Information
(in thousands)
(unaudited)
	Three months ended September 30,		Nine months ended September 30,
	2022	2021	2022	2021

Cash used in operations	$5,615	$3,496	$14,436	$11,125
Non-cash expenses (income)	$801	$10,161	(348)	12,909

Condensed Consolidated Statements of Operations Data
(in thousands, except per share data)
(unaudited)

	Three months ended September 30,		Nine months ended September 30,
	2022	2021	2022	2021

Operating expenses:
Research and development	6,150	3,334	17,303	10,016
General and administrative	1,838	815	5,757	2,278
Change in fair value of convertible affiliated note (non-cash)	-	9,227	-	9,703

Operating loss	7,988	13,376	23,060	21,997

Other expense (income), net	(1,656)	891	(2,838)	2,451

Net loss	$6,332	$14,267	$20,222	$24,448

Per common share data, basic and diluted:
Net loss	$(0.19)	$(0.59)	$(0.60)	$(1.01)
Weighted average number of common shares outstanding,	33,757	24,205	33,628	24,187
basic and diluted

Conference Call:
Dial-in numbers: 646-307-1952 (United States); 888-672-2415 (USA & Canada)
Event ID: 3583551

Webcast:
A webcast and replay of the conference call will be accessible from the Events & Presentations page of the Company’s website at https://investor.minktherapeutics.com/events-and-presentations and via https://edge.media-server.com/mmc/p/9f7m9syw.

About MiNK Therapeutics

MiNK Therapeutics is a clinical-stage biopharmaceutical company pioneering the discovery, development, and commercialization of allogeneic invariant natural killer T (iNKT) cell therapies to treat cancer and other immune-mediated diseases. MiNK is advancing a pipeline of both native and next-generation engineered iNKT programs, with a platform designed to facilitate scalable and reproducible manufacturing for off-the-shelf delivery. The company is headquartered in New York, NY. For more information, please visit https://minktherapeutics.com/.

Contact
Kimberly Ha
KKH Advisors
917-291-5744
kimberly.ha@kkhadvisors.com

Forward-Looking Statements

This release contains forward-looking statements. You can identify these forward-looking statements by the fact they use words such as “could,” “expect,” “anticipate,” “estimate,” “target,” “may,” “project,” “intend,” “plan,” “believe,” “will,” “potential,” “opportunity,” “future” and other words and terms of similar meaning and include statements that they do not relate strictly to historical or current facts. In particular, these statements relate to, among other things, the mechanism of action, efficacy and safety of our iNKT technology, business strategy, our research and development plans, our product development efforts, funding and partnering opportunities including government funding opportunities, future operating plans, results, objectives, expectations, and intentions. Such forward-looking statements are based on current expectations and involve inherent risks and uncertainties, including factors that could delay, divert or change any of them, and could cause actual outcomes to differ materially from current expectations. Therefore, we caution investors such statements need to be evaluated in light of all the information contained in our filings with the SEC on our Annual Report on Form 10-K, among others. Furthermore, the statements speak only as of the date of this document, and we undertake no obligation to update or revise these statements, except as required by law.